Exhibit 23.2

Consent of Ralph E. Davis Associates, Inc.

The Board of Directors

Delta Petroleum Corporation

We hereby consent to the use of our name and the information regarding our review of the reserve estimates of Delta Petroleum Corporation contained in its Annual Report on Form 10-K for the year ended June 30, 2004, and to the incorporation by reference thereof in the registration statements (Nos. 333-20924, 333-117694, 333-116111, 333-113766, 333-111883, 333-109792, 333-107147, 033-91452, 333-59898, 333-91930, 333-84642, 333-47414, and 333-33380) on Form S-3 and (Nos. 333-103585, 333-73324 and 333-108866) on Form S-8 of Delta Petroleum Corporation.

/s/ Allen C. Barron
Allen C. Barron, P.E. President

Houston, Texas

March 8, 2005